UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


			     ATLANTIC BANKGROUP, INC.
                                (Name of Issuer)

				COMMON STOCK
                         (Title of Class of Securities)


			          048221105
                                (CUSIP Number)


				  12-31-07
               (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_] Rule 13d-1(b)
   [x] Rule 13d-1(c)
   [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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CUSIP No.  048221105
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1.	Names of reporting persons.
  APEX INVESTMENT MANAGEMENT, INC.
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2.	Check the appropriate Box if a Member of a Group
(a)[_]
(b)[_]
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3.	SEC use only
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4.	Citizenship or place of organization

     UNITED STATES
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Number of shares beneficially owned by each reporting person with:

5. Sole voting power
   0
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6. Shared voting power
   104,135
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7. Sole dispositive power
   0
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8. Shared dispositive power
   104,135
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9. Aggregate amount beneficially owned by each reporting person
   104,135
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10. Check if the aggregate amount in row (9) excludes certain shares (see instructions)
  [_]
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  11. Percent of class represented by amount in row (9)
      8.35%
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  12. Type of reporting person (See instructions)
       IA
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CUSIP No.  048221105

ITEM 1.
	(A)Name of Issuer:
		ATLANTIC BANKGROUP, INC.
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	(B)Address of issuer's principal executive offices:
		1315 SOUTH THIRD STREET, JACKSONVILLE, FL 32250
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ITEM 2.
	(A)Name of person filing:
		APEX INVESTMENT MANAGEMENT, INC.
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	(B)Address of principal business office, or if none, residence:
		200 WESTPARK DRIVE, STE.270, PEACHTREE CITY, GA 30269
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	(C)Citizenship:
		UNITED STATES
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	(D)Title of class of securities:
		COMMON
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	(E)CUSIP Number:
                048221105
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ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b)
        or (c),check whether the person filing as a:

(A)[_] Broker or dealer registered under section 15 of the act (15 U.S.C.78o).
(b)[_] Bank as defined in section 3 (a)(6) of the act (15 U.S.C..78c).
(c)[_] Insurance company as defined in section 3 (a)(19) of the act
      (15 U.S.C. 78c).
(d)[_] Investment company registered under section 8 of the Investment
       Company Act of 1940 (15 U.S.C. 80A-8).
(e)[_] An Investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f)[_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-
       1(b)(1)(ii)(F);
(g)[_]A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)

(h)[_] A savings associations as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)[_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
       (15 U.S.C. 80a-3);
(j)[_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).
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ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)Amount beneficially owned: 104,135
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	(b)Percent of class: 8.35%
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	(c)Number of shares as to which such person has:
	   (i)  Sole power to vote or to direct the vote: 0
	   (ii) Shared power to vote or to direct the vote: 104,135
	   (iii)Sole power to dispose or to direct the disposition of: 0
	   (iv) Shared power to dispose or to direct the disposition of: 104,135
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ITEM 5. Ownership of five percent or less of a class.
		N/A
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ITEM 6. Ownership of more than five percent on behalf of another person

	   BYRON D. ADLDRIDGE JR./ APEX INVESTMENT MANAGEMENT,INC.
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ITEM 7. Identification and classification  of the subsidiary which acquired the security being reported on by the parent holding company or control person.
		N/A
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ITEM 8. Identification and classification of members of the group.
		N/A
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ITEM 9. Notice of dissolution of group.
		N/A
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ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


       SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date: 1/31/08

       Apex Investment Management, Inc.
       By: Byron D. Aldridge Jr.

       Signature


       President

       (Name/Title)